Exhibit 10.10

26 Broadway, Suite 1107 New York, NY 10004 Telephone: (212) 375-2957 Facsimile: (2 L2) 931-9339

Confidential

January 7, 2017

Michael Bannon,Chief Executive Officer

Drone USA, Inc

One World Trade Center, 85th Floor

285 Fulton Street

New York, NY 10007-0103

Re:	Financial Advisory Agreement

Dear Michael:

Based on our discussions, we are pleased to confirm the arrangements under which, Ardour Capital Investments LLC, ("Ardour") will be engaged by Drone USA, Inc. together with its subsidiaries and affiliates ("Drone" or "Company"), to act as the Company's financial advisor ("Advisor") with respect to providing a potential capital raise and other capital market opportunities including Mergers and Acquisitions . The term of this agreement shall commence on January 7, 2017 and end on upon written notification of termination. This agreement may be terminated by the Company any time after the initial 30 day period .. Any termination shall be made with 30 days prior written notice.

1.	Subject to the satisfactory completion of due diligence by Advisor, and upon Company's request, Advisor will assist and advise the Company with respect to its business plan and its corporate strategy and planning, and will also assist the Company with capital structure analysis. Advisor will assist and advise the Company on investor presentation preparation and review. Advisor agrees to arrange and accompany the Company on institutional grade "road shows," with both current and potential shareholders during the term of engagement. For acting as the Company's Advisor, the Company will pay Ardour Capital Investments, LLC three (3) cash retainer fees equal to $10,000 for the first month, $7,500 for the second month and $5,000 for the third month. The first month retainer is due and payable upon the signing of this agreement by wire transfer or ACH transfer and each subsequent retainer shall be due and payable on the monthly anniversary of this agreement.

2.	Upon request. Ardour agrees to act as Underwriter and/or placement agent for a capital raise for the Company. Upon the satisfactory completion of due diligence, the preparation of any necessary presentation materials, and the preparation of any necessary marketing documents (the "Due Diligence Requirements"), Ardour would, on an exclusive basis, as the placement agent or underwriter for the Company in connection with a proposed institutional financing transaction.

Ardour Captial Investment, LLC

3.	Advisor shall receive compensation as follows:

a.	For acting as the Company's underwriter/placement agent for any equity or equity derivative offering, Advisor shall receive a cash commission equal to 7% of total dollar amount raised as cash compensation, payable at closing. In addition, Ardour would receive a warrant equal to 3% of the total shares issued in the transaction at an exercise price equal to 110% of the transaction market price. Ardour shall receive as compensation a Cash Sales Commission of 3% of gross proceeds received from any straight debt-related transaction.

b.	Upon request Advisor agree to act as the Company's financial advisor in connection with any merger, acquisition or divestiture in whole or part of any of the Company's assets or the acquisition of any target company and or its assets, the Company will pay Advisor a cash success fee equal to the following;
1.	5% on the first $10,000,000 of Transaction Value.
2.	4% on the next $5,000,000 of Transaction Value.
3.	3% on the next $5,000,000 of Transaction Value.
4.	2% on the balance of the total Transaction Value.

Total Transaction Value shall be defined as the total amount of cash and the fair market value of all other consideration paid by the Company to the target or its equity holders plus any amounts of indebtedness for borrowed money assumed by the Company.

4.	The Company acknowledges that Ardour makes no commitment whatsoever as to making a market in the Company's securities or to recommending. Ardour acknowledges that the Company shall have the absolute right in its sole discretion to determine whether to proceed with any warrant conversion/solicitation and further, Ardour understands and agrees it is not authorized to commit or create a binding obligation on behalf of the Company.

5.	The Company agrees that Ardour has the right to place advertisements in financial and other newspapers and journals describing its services to the Company hereunder following review and approval by the Company.

6.	This letter agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. No provision of this letter agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

Ardour Captial Investment, LLC	2

7.	Advisor will act under this agreement as an independent contractor with duties to the Company. Because Advisor will be acting on the Company's behalf in this capacity, it is Ardour's practice to receive and give mutual indemnification. A copy of Ardour's standard indemnification form is attached to this letter agreement, and is incorporated herein. Ardour represents and warrants to the Company that Ardour is a broker-dealer registered with the Financial Industry Regulatory Authority, and has all such other licenses or registrations with such state or foreign governmental or quasi-governmental authorities or agencies as are required in connection with the performance of this agreement by Ardour.

8.	In addition to the fees payable hereunder and regardless of whether any transaction or financing is proposed or consummated, Company shall reimburse Advisor for all reasonable travel and out-of-pocket expenses incurred by Advisor in connection with the performance of its services hereunder, including without limitation, hotel, food and associated expenses; provided, however, expenses over $1000 shall require the prior approval of the Company. Such expenses shall be submitted by Advisor on a monthly basis, together with originals of receipts and other documentation in form satisfactory to the Company supporting all expenditures in excess of $25 and reimbursed by Company upon receipt. Advisor shaU not retain its own counsel other than at its own expense.

9.	Notwithstanding the termination of this Agreement through the passage of time or otherwise, if Ardour introduces the Company to an individual contact during the term of this Agreement and the Company and that contact enter into a transaction within 12 months immediately following the termination or expiration of this Agreement, Ardour shall be entitled to receive the compensation provided in this Agreement.

10.	Any notice or communication permitted or required hereunder shall be in writing and shall be deemed given upon receipt and shall be (i) hand-delivered; (ii) sent postage prepaid by registered mail, return receipt requested, or (iii) sent by confirmed facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing:

If the Company, to:	Michael Bannon, Chief Executive Officer
Drone USA, Inc
One World Trade Center, 85th Floor
285 Fulton Street
New York, NY 10007-0103

If to the Advisor, to:	Ardour Capital Investments, LLC
26 Broadway, Suite 1107

Ardour Captial Investment, LLC	3

New York, NY 10004 Attn: Kerry J Dukes, Managing Partner Phone: + 1.212.375.2957 kdukes@ardourcapital .com

11.	This letter agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and permitted assigns. No provision of this letter agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

12.	If any portion of this letter agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this letter agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the letter agreement shall be severable.

13.	This letter agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. Each of the Company and the Advisor agrees that any controversy or claim arising out of or relating to this letter agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York, in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

If the terms of our engagement as set forth in this letter are satisfactory to you, kindly sign and date the enclosed copy of this agreement and the indemnification form thereto as Exhibit A and return them to us.

Very truly yours,

ARDOUR CAPITAL INVESTMENTS

By:	/s/ Kerry Dukes
Name: Kerry Dukes
Title: Managing Director

ACCEPTED AND AGREED TO:

By:	/s/ Dennis Antoneles

Name:	Dennis Antoneles

Title:	CFO

Ardour Captial Investment, LLC	4

Exhibit A

Gentlemen:

This letter will confirm that we have engaged Ardour Capital Investments LLC (Advisor) to advise and assist us in connection with the matters referred to in our letter agreement dated August 20, 2015 ("Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and you and their respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with, the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including reasonable fees and expenses for one counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. We will not, however, be responsible to any Indemnified Person for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the willful misconduct or negligence of such Indemnified Person. We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the willful misconduct or negligence of such Indemnified Person.

We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

Ardour Captial Investment, LLC	5

If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our affiliates and/or our shareholders, officers and/or directors as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to you in connection with the Transaction.

The provisions of this agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in that state.

Very truly—yours;

By:	/s/ Dennis Antonelos
Name: Dennis Antonelos
Title: CFO

ACCEPTED AND AGREED TO
as of February 7 2017 : Ardour

Capital Investments LLC

By:	/s/ Kerry Dukes
Name: Kerry Dukes
Title: Managing Partner

Ardour Captial Investment, LLC	6